Exhibit 99.1

NEWS RELEASE

INVUITY REPORTS 2015 FOURTH QUARTER,

YEAR-END FINANCIAL RESULTS

SAN FRANCISCO, February 24, 2016 - Invuity, Inc. (NASDAQ:IVTY), an advanced medical technology company, today reported financial results for the fourth quarter and year ended December 31, 2015.

Q4 2015 Highlights

•	Revenue grew 42 percent to $6.2 million compared to revenue of $4.4 million in the 2014 fourth quarter.
•	Revenue for the 2015 full year increased 61 percent to $21.0 million from $13.1 million in the prior year period.
•	In the fourth quarter of 2015, approximately 530 hospitals purchased Invuity devices, up from 370 hospitals in the fourth quarter of 2014.
•	Approximately 145,000 procedures have been performed using Invuity devices.

“The year finished on a strong note as we grew our customer base and further penetrated existing hospital accounts by expanding the use of our advanced photonics technology into adjacent surgical procedures and new specialties” said President and CEO Philip Sawyer. “It is extremely encouraging to have generated such strong momentum and growth while scaling our sales force so dramatically during the year.  We believe that increasing the depth and capabilities of our sales force, expanding the use of our products into new surgical procedures and implementing new, innovative marketing programs will support continued sales momentum in 2016.”

Financial Results

Revenue was $6.2 million in the fourth quarter of 2015, compared to $4.4 million in the fourth quarter of 2014.  For the 2015 full year, revenue was $21.0 million, an increase of 61 percent from revenue of $13.1 million in 2014, driven by both organic growth in existing accounts and the addition of new accounts.

Gross margin for the 2015 fourth quarter was 65.9 percent, and was 63.2 percent for the 2015 full year.

Total operating expenses for the 2015 fourth quarter and full year were $13.7 million and $48.5 million, respectively, compared to $8.4 million and $28.2 million in the prior year periods.

The net loss for the fourth quarter of 2015 was $10.1 million, or $0.76 loss per share, compared to a net loss of $5.2 million, or $7.78 loss per share, for the fourth quarter of 2014.  The net loss for 2015 was $37.6 million, or $4.94 loss per share, compared to $20.7 million, or $31.63 loss per share, for 2014.

Conference Call

Invuity’s management will discuss the Company’s financial results for the fourth quarter and year ended December 31, 2015, and provide a general business update during a conference call beginning at 5:00 p.m. Eastern Time today, February 24, 2016.  To join the live call, participants may dial 1-855-539-0900 (U.S.) or 1-412-455-6044 (International).  To listen to the live call via Invuity’s website, go to www.invuity.com, in the Events & Presentations section.  A webcast replay of the call will be available following the conclusion of the call for a period of 90 days in the Events & Presentations section of the website.

About Invuity®

Invuity, Inc. is a medical technology company focused on developing and marketing advanced photonics devices to improve the ability of surgeons to illuminate and visualize the surgical cavity during open minimally invasive and minimal access surgery. The company's patented Intelligent Photonics™ technology enables enhanced surgical precision, efficiency and safety by providing superior visualization. Clinical applications include breast and thyroid oncology, plastic reconstructive, spine, orthopedic, cardiothoracic and general surgery among others. Invuity is headquartered in San Francisco, CA. For more information, visit www.invuity.com.

Forward-Looking Statements

This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding financial results, future marketing initiatives, market opportunities and potential results from future new initiatives. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: fluctuations in demand or failure to gain market acceptance for the Company’s devices; the Company’s ability to demonstrate to and gain approval from hospitals to use the Company’s devices; the highly competitive business environment for surgical medical devices; the Company’s ability to sell its devices at prices that support its current business strategies; difficulty forecasting future financial performance; protection of the Company’s intellectual property; and compliance with necessary regulatory clearances or approvals. The Company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect the Company’s business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which are on file with the Securities and Exchange Commission.

- TABLES FOLLOW -

CONTACTS:

Company Contact:

Jim Mackaness

Chief Financial Officer

Invuity, Inc.

415-655-2129

Investors:

Matt Clawson

Pure Communications

949-370-8500

irdept@invuity.com

INVUITY, INC.

Condensed Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Revenue	$6,246	$4,409	$21,031	$13,103
Cost of goods sold	2,128	1,399	7,733	4,630
Gross profit	4,118	3,010	13,298	8,473
Operating expenses:
Selling, general and administrative	11,617	6,977	40,636	23,043
Research and development	2,069	1,381	7,869	5,181
Total operating expenses	13,686	8,358	48,505	28,224
Loss from operations	(9,568)	(5,348)	(35,207)	(19,751)
Interest expense	(488)	(320)	(1,853)	(1,351)
Interest and other income (expense), net	1	464	(510)	440
Net loss	$(10,055)	$(5,204)	$(37,570)	$(20,662)
Net loss per common share, basic and diluted	$(0.76)	$(7.78)	$(4.94)	$(31.63)
Weighted-average shares used to compute net loss per common share, basic and diluted	13,307,031	669,202	7,606,172	653,195

Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$46,296	$6,048
Accounts receivable, net	3,619	2,798
Inventory	5,182	4,271
Prepaid expenses and other current assets	889	2,486
Total current assets	55,986	15,603
Restricted cash	1,090	1,125
Property and equipment, net	9,195	8,541
Other non-current assets	34	55
Total assets	$66,305	$25,324
Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,458	$1,075
Accrued and other current liabilities	4,213	4,162
Total current liabilities	6,671	5,237
Deferred rent	2,811	2,676
Convertible preferred stock warrant liability	─	136
Long-term debt—related party	14,479	9,347
Total liabilities	23,961	17,396
Commitments and contingencies
Convertible preferred stock, $0.001 par value—0 and 6,207,320 shares authorized at December 31, 2015 and December 31, 2014, respectively; 0 and 6,056,403 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	─	73,755
Stockholders’ equity (deficit):

Preferred stock, $0.001 par value—10,000,000 and no shares authorized at

    December 31, 2015 and December 31, 2014, respectively; no shares issued and outstanding at December 31, 2015 and December 31, 2014

	─	─
Common stock, $0.001 par value—100,000,000 and 9,189,189 shares authorized at December 31, 2015 and December 31, 2014, respectively; 13,392,358 and 711,249 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	13	1
Additional paid-in capital	147,937	2,209
Accumulated deficit	(105,606)	(68,037)
Total stockholders’ equity (deficit)	42,344	(65,827)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$66,305	$25,324

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